SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, CONSTITUTE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 UNDER SUCH ACT, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH SUCH ACT AND THE TERMS SET FORTH HEREIN. ANY ATTEMPT TO TRANSFER THE SECURITIES REPRESENTED BY THIS CERTIFICATE WITHOUT COMPLIANCE WITH SUCH ACT AND THE TERMS SET FORTH HEREIN SHALL BE VOID


THIS NOTE IS EXPRESSLY SUBORDINATED TO ALL OBLIGATIONS OF THE MAKER TO PNC BANK, NATIONAL ASSOCIATION, AS AGENT FOR ITSELF AND OTHER LENDERS AS MORE SPECIFICALLY PROVIDED IN THAT CERTAIN SUBORDINATION AGREEMENT, DATED JULY 15, 1998, EXECUTED BY THE PAYEE AND MAKER IN FAVOR OF PNC BANK, NATIONAL ASSOCIATION, AS AGENT FOR ITSELF AND OTHER LENDERS.


                              TKS ACQUISITION, INC.

                   NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE


$2,500,000.00                                                     July 15, 1998


         FOR VALUE RECEIVED, the undersigned, TKS ACQUISITION, INC., a Delaware corporation with its principal office located at 8677 Logoathletic Court, Indianapolis, Indiana 46219 (hereinafter referred to as "Maker" which term includes any successor corporation), hereby promises to pay to TULTEX CORPORATION, a Virginia corporation (hereinafter referred to as "Payee" which term includes any successor corporation), on or before July 15, 2003 ("Maturity Date"), at Payee's offices located at 101 Commonwealth Boulevard, Martinsville, Virginia 24112, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,500,000.00), together with simple interest in arrears at a rate per annum of seven and 2/10th (7.2%) percent, calculated on the basis of the actual days elapsed but computed as if each year consisted of 365 days.

         The principal of and all accrued but unpaid interest on this Note are due and payable as follows: (a) interest is due and payable as it accrues semi-annually on the 30th day of June and the 31st day of December each year, commencing December 31, 1998, and on the Maturity Date; and (b) the entire outstanding principal balance of this Note, together with accrued and unpaid interest, is due and payable on the Maturity Date. Notwithstanding the foregoing, the outstanding principal balance of this Note may begin to amortize and become payable, together with the interest due as provided in clause (a) above, in forty-eight (48) equal monthly payments commencing on the date that is thirteen (13) months after the date hereof, if such payments are permitted under the Subordination Agreement (defined below). To the extent that any interest is not paid on or before the fifth (5th) day after it becomes due and payable, Payee may, at its option, add such accrued interest to the principal of this Note. If any payment of principal or interest on this Note is due and payable on a day other than a "business day," such payment shall be due and payable on the next succeeding business day. For purposes of this Note, the term "business day" shall mean any day excluding Saturday, Sunday, and any day on which banks in

Indianapolis, Indiana are authorized by law or other governmental action to close.

         1. Prepayment. Maker may prepay all or any part of the principal or accrued interest at any time and from time to time, without premium or penalty. All partial prepayments shall be applied first to accrued and unpaid interest and then to principal.

         2. Subordination. Notwithstanding anything contained herein to the contrary, payment under this Note is expressly subordinated and subject in right of payment to any and all advances, indebtedness, liabilities, and obligations of Maker arising under that certain Revolving Credit, Term Loan and Security Agreement, dated as of July 15, 1998 (as the same may hereafter be amended, supplemented or otherwise modified from time to time, the "Bank Credit Agreement"), executed by and between Maker and PNC Bank, National Association, as agent for itself and other lenders ("Bank"), as more specifically set forth in that certain Subordination Agreement dated as of July 15, 1998 (as the same may hereafter be amended, supplemented or otherwise modified from time to time, the "Subordination Agreement"), executed by and among Maker, Payee, and Bank. Each holder of this Note, by accepting same, agrees to and shall be bound by all the terms and conditions of this Note, including, without limitation, the subordination provisions contained herein. Maker agrees to provide Payee with its quarterly financial statements in the same format as those provided to the Bank.

         3. Default. Upon the occurrence of an Event of Default, the holder of this Note may, at its option, subject to the terms of the Subordination Agreement, declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable; provided, however, that if an Event of Default occurs pursuant to sub-clause (a) below, such accrued but unpaid interest may (in accordance with the Subordination Agreement) be added to and become principal instead.

         "Event of Default" whenever used in this Note, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (a) default in the payment of any interest upon this Note when it becomes due and payable, and continuance of such default for a period of thirty
(30) days; or

         (b) default in the payment of the principal of this Note at its maturity; or

         (c) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement or composition of or in respect of the Maker under Federal bankruptcy laws or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Maker or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

         (d) the institution by the Maker of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it or a petition or answer or consent seeking reorganization or relief under Federal bankruptcy laws or any other applicable Federal of State law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Maker or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Maker in furtherance of any such action.

         The failure to exercise the option to accelerate the maturity of this Note or any other right, remedy, or recourse available to the Payee upon the occurrence of an Event of Default shall not constitute a waiver of the right of the Payee to exercise the same at that time or at any subsequent time with respect to such Event of Default or any other Event of Default. The rights, remedies, and recourses of the Payee, as provided in this Note, shall be cumulative and concurrent and may be pursued separately, successively or together as often as occasion therefor shall arise, at the sole discretion of the Payee. The acceptance by the Payee of any payment under this Note which is less than the payment in full of all amounts due and payable at the time of such payment shall not (a) constitute a waiver of or impair, reduce, release or extinguish any right, remedy, or recourse of the Payee, or nullify any prior exercise of any such right, remedy, or recourse; or (b) impair, reduce, release, or extinguish the obligations of Maker as provided herein.

         4. Waiver. Maker waives presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate, and agree that its liability on this Note shall not be affected by, and hereby consents to, any renewal or extension in the time of payment hereof.

         5. Interest. Regardless of any provision contained in this Note, or any other document executed or delivered in connection therewith, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum rate allowed by applicable law, and, in the event that Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker.

         6. Notice. Any notice hereunder shall be in writing and shall be deemed give when delivered by hand or two (2) days after being deposited in the United States mail, postage prepaid, addressed to the Maker or Payee at the address set forth above; provided, that if either party shall have designated a different address by notice to the other, then to the last address so designated.

         7. Governing Law; Consent to Jurisdiction. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Delaware shall govern the validity, construction, enforcement and interpretation of this Note. Maker and any holder agree for any proceeding or action brought with respect to this Note shall be brought in the Federal District Court for the Southern District of Indiana or the Superior Court of Marion County, Indiana, and each party consents to being subject to the jurisdiction of such court and to have any such proceedings take place in the prescribed venue.

         8. Entire Understanding. This Note, the Subordination Agreement, and the Purchase Agreement represent the final agreement between Maker and Payee and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

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

         9. Non-Negotiable. Neither this Note nor any rights under this Note may be sold, transferred, pledged, assigned or otherwise disposed of by Payee, except to a successor corporation to Payee. This Note will be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

         10. Severability. If any provision of this Note or the application thereof to any person or circumstance should, for any reason and to any extent, be invalid or unenforceable, the remainder of this Note and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

         IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

                                     MAKER:

                                     TKS ACQUISITION, INC.


                                     By:__________________________
                                      Thomas K. Shine, President

Acknowledged and Agreed as of
the date first written above.

PAYEE:

TULTEX CORPORATION


By: ____________________

Its: ____________________


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